Exhibit 99



                              Pyramid Oil Company
                                2008 21st Street
                              Bakersfield, CA 93301


March 28, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Gentlemen:

Our auditors, Arthur Andersen LLP, have represented to Pyramid Oil Company in a letter dated March 28, 2002 that its audit of the financial statements included in Item 7 of this Annual Report on Form 10-K were subject to Andersen's quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


Sincerely,
Pyramid Oil Company


Lee G. Christianson
Chief Financial Officer